CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Concorde Funds, Inc. and to the use of our report dated November 16, 2015 on the financial statements and financial highlights of the Concorde Value Fund, a series of Concorde Funds, Inc., predecessor to the Concorde Wealth Management Fund, a series of Concorde Funds, Inc. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Brad A. Kinder, CPA
Brad A. Kinder, CPA
Flower Mound, Texas
July 22, 2016